EXHIBIT 23.1

Williams & Webster, P.S.

Certified Public Accountants & Business Consultants

Bank of America Financial Centre – 601 W. Riverside, Suite 1940 – Spokane, WA 99201-0611

509-838-5111 Fax: 509-838-5114 – E-mail: wwcpa@williams-webster.com

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated March 28, 2003, except for Note 21 which is dated December 28, 2003, on the financial statements of Diatect International Corp, for the years ended December 31, 2002 and 2001 and the inclusion of our name under the heading “Experts” in the Form SB-2/A Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S

Williams & Webster, P.S.

Spokane, Washington

January 21, 2004

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